Exhibit 99.1
Rockwood Partners, L.P.

August 15, 2008

Mr. Thomas B. Akin
Chairman and CEO
Dynex Capital, Inc.
3551 Cox Road Suite 300
Glen Allen, VA   23060

Dear Tom,

It is with a great deal of regret that I have decided to tender my resignation as a Director of Dynex Capital, Inc.

As I began to execute my duties, it became evident an unforeseen conflict exists between my assigned tasks as Director of a public company investing in mortgage assets and my obligation as the sole managing general partner of Rockwood Partners, L.P.

I now realize the overlap of strategies between both entities makes it difficult to perform my concurrent fiduciary duties effectively.

As a significant holder of Dynex common stock I have an interest in the continuity and enduring success of the organization. Accordingly, if you and the rest of the board are amenable, I would like to resume my position as an advisor as it relates to matters of strategic opportunity. I will, as before, continue to comply with all Section 16 filing requirements.

Tom, I appreciate your understanding of these circumstances.

Respectfully,

/s/ Jay Buck
Jay Buck

35 Mason Street Greenwich, CT 06830 Phone 203.625.0047 Fax 203.625.3398